Exhibit 8.4

                [Letterhead of Deloitte & Touche, United Kingdom]

ESG Re Ltd.
16 Church Street
Hamilton
Bermuda

                                                                  23 April, 1999

Dear Sirs:

PROSPECTUS -- DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN


The discussion of tax matters set forth under the caption "Certain Tax Considerations -- Taxation of Our Company and its Subsidiaries -- United Kingdom" in the Prospectus is accurate in all material respects and fairly presents the information set our therein insofar as such statements constitute a summary of United Kingdom taxation. We hereby consent to the filing of this opinion as an exhibit in the Prospectus and to the references to our firm under the heading "Certain Tax Considerations" in the Prospectus.

Yours faithfully,

/s/ Deloitte & Touche